Exhibit 23.2

                         [LETTERHEAD OF MOORE STEPHENS]

Our Reference: 85/25725

                                                         Date: 22 September 1999

Flextronics International Limited,
2241 Fortune Drive,
San Jose
CA 95131
USA.


As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of this registration statement.

/s/ Moore Stephens

Moore Stephens